Exhibit 4.3

SHAREHOLDER’S AGREEMENT

This SHAREHOLDER’S AGREEMENT (as the same may be amended from time to time in accordance with its terms, the “Agreement”) is entered into as of November 29, 2021, by and between Nu Holdings Ltd., an exempted company formed under the laws of the Cayman Islands (the “Company”), and the Shareholder (as defined below).

W I T N E S S E T H:

WHEREAS, the Company is currently contemplating an underwritten initial public offering (the “IPO”) of shares of its Class A Ordinary Shares; and

WHEREAS, in connection with, and effective upon, the completion of the IPO (such date of completion, the “IPO Date”), the Company and the Shareholder wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, domestic partner, parents, step-parents, children, step-children, grandchildren, siblings, nieces, nephews, mother-in-law and father-in-law and brothers- and sisters-in-law and sons-in-law and daughters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, or a company, partnership or entity wholly or jointly owned by any of the foregoing, and (ii) in the case of an entity, shall include a partnership, corporation or any natural person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the ownership, directly or indirectly, of securities possessing more than fifty per cent (50%) of the voting power of the corporation, partnership or other entity (other than, in the case of a corporation, shares having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

“Articles of Association” means the Amended and Restated Memorandum and Articles of Association of the Company, as the same may be amended from time to time.

“Board” means the board of directors of the Company.

“Business Combination” means a statutory amalgamation, merger, consolidation, arrangement or other reorganization involving the Company requiring the approval of the members of one or more of the participating companies as well as a short-form merger or consolidation that does not require a resolution of members.

“Business Day” means any day on which banks are not required or authorized by law to close in the City of New York, New York, USA or in São Paulo, State of São Paulo, Brazil.

“Change of Control” means (i) the merger or consolidation of the Company or any of its subsidiaries with or into another Person (other than the Company or any of its wholly owned subsidiaries) or the merger of another Person (other than the Company or any of its wholly owned subsidiaries) with or into the Company or any of its subsidiaries, (ii) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any Person other than a wholly owned subsidiary of the Company or (iii) any “person” or “group” (as such terms are used for purposes of Section 13(d) of the Exchange Act) is or becomes the a beneficial owner, directly or indirectly, of more than 50% of the Total Voting Power or acquires the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract or otherwise.

“Class A Ordinary Shares” means the class A ordinary shares of a nominal or par value of US$0.000006666666667 each in the capital of the Company having the rights provided for in the Articles of Association.

“Class B Ordinary Shares” means the class B ordinary shares of a nominal or par value of US$0.000006666666667 each in the capital of the Company having the rights provided for in the Articles of Association.

“Company Securities” means (i) the Ordinary Shares and (ii) securities that entitle the holder to vote in the election of directors to the Board that are convertible into or exchangeable for Ordinary Shares.

“Exchange” means the New York Stock Exchange, the B3 and any other stock exchange or interdealer quotation system listed in Schedule 4 of The Companies Act (Revised) on which shares in the capital of the Company are listed or quoted.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Independent Director” means an “independent director” as such term is used in the listing requirements of the Exchange.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by law and by the Articles of Association) necessary to cause such result, including (i) in the case of the Shareholder, voting or providing a written consent or proxy with respect to the Company Securities, (ii) in the case of the Company, calling a general meeting for the purpose of causing the passing of shareholders’ resolutions, including to make amendments to the Articles of Association, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result. For the avoidance of doubt, the Company shall not be required to take any Necessary Action that is contrary to or conflicting with the Articles of Association or applicable law.

“Ordinary Shares” means collectively, the Class A Ordinary Shares and the Class B Ordinary Shares (provided that in no circumstance shall such shares be counted twice).

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint stock company, joint venture, estate, trust, association, organization or any other entity or governmental entity.

“Permitted Assigns” means a transferee of Shares by the Shareholder who is (i) an Affiliate of the Shareholder, (ii) a trustee of a trust established for the benefit of the Shareholder or an Affiliate of the Shareholder, (iii) an organization that is exempt from taxation under Section 501(3)(c) of the United States Internal Revenue Code of 1986, as amended (or any successor thereto), or to an organization that is exempt from taxation in Brazil under Sections 184, 377 or 378 of the 2018 Internal Tax Regulations, as amended (or any successor thereto), and that is controlled, directly or indirectly through one or more intermediaries, by the Shareholder, or (iv) a partnership, corporation or other entity owned or controlled by the Shareholder or an Affiliate of the Shareholders, in each case that agrees in writing to become party to, and be bound to the same extent as its transferor by the terms of, this Agreement, in the form of Exhibit A hereto; provided, that upon such transfer, such Permitted Assign shall be deemed to be a “Shareholder” hereto for all purposes herein.

“Shares” means the Ordinary Shares in issue.

“Shareholder” means, collectively, David Vélez Osorno, Rua California Ltd. (as long as it remains a vehicle controlled by David Vélez Osorno) and any Person (other than the Company) affiliated with David Vélez Osorno and/or any of his Permitted Assigns who shall then be a party to or bound by this Agreement, so long as such Person shall “beneficially own” (as such term is defined in Rule 13d-3 of the Exchange Act) any Company Securities.

A company is a “Subsidiary” of another company if that other company: (i) holds a majority of the voting rights in it; (ii) is a member of it and has the right to appoint or remove a majority of its board of directors; or (iii) is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it; or if it is a subsidiary of a company which is itself a subsidiary of that other company. For the purpose of this definition the expression “company” includes any body corporate established in or outside of the British Overseas Territory of the Cayman Islands.

“Total Voting Power” means the aggregate voting power of all issued Shares having the right to receive notice of, attend, speak and vote at general meetings of the Company, voting together as a single class.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Cause	2.02
Classifying Date	2.01(c)
Class I Directors	2.01(c)
Class II Directors	2.01(c)
Class III Directors	2.01(c)
Company	Preamble
Confidential Information	3.02(b)
Convertible Securities	2.05(d)
Directed Opportunity	3.04
Representatives	3.02(b)
Shareholder Directors	2.01(b)
Specified Party	3.04

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Words importing the masculine gender only shall include the feminine gender. The word “or” is not exclusive. The word “may” shall be construed as permissive and the word “shall” shall be construed as imperative. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any law include all rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

CORPORATE GOVERNANCE

Section 2.01. Composition of the Board. (a) The members of the Board shall be nominated and elected in accordance with the Articles of Association and the provisions of this Agreement. As of the IPO Date, the Board shall be composed of nine directors.

(b) From and after the date hereof, the Shareholder shall have the right, but not the obligation, to nominate a number of designees to the Board (the “Shareholder Directors”) equal to:

(i) up to five Shareholder Directors (or if the size of the Board is increased, a majority (i.e., more than 50%) of the total number of directors, rounded upward to the nearest whole number), so long as the Shareholder and its Affiliates continue to beneficially own at least 40% of the Total Voting Power,

(ii) up to three Shareholder Directors (or if the size of the Board is increased, one-third of the total number of Directors, rounded upward to the nearest whole number), so long as the Shareholder and its Affiliates continue to beneficially own at least 25% of the Total Voting Power, and

(iii) up to one Shareholder Director (or if the size of the Board is increased, 10% of the total number of directors, rounded upward to the nearest whole number), so long as the Shareholder and its Affiliates continue to beneficially own at least 5% of the Total Voting Power.

In the event that the Shareholder has nominated less than the total number of Shareholder Directors the Shareholder is entitled to nominate pursuant to this Section 2.01(b), the Shareholder shall have the right, at any time, to nominate such additional Shareholder Directors to which it is entitled, in which case the Shareholder and the Company shall take, or cause to be taken, all Necessary Action to appoint such additional Shareholder Directors nominated by the Shareholder to the Board.

(c) In accordance with the Articles of Association, from and after the date on which the Shareholder (together with its Affiliates) no longer beneficially owns more than 50% of the Total Voting Power (the “Classifying Date”), the directors shall be divided into three classes designated Class I, Class II and Class III. Each class of Directors shall consist, as nearly as possible, of one third of the total number of directors constituting the entire Board. The Board shall assign members of the Board in office at the Classifying Date to such classes. Each director shall serve for a term ending on the date of the third annual general meeting of shareholders next following the annual general meeting of shareholders at which such director was elected, provided that directors initially designated as Class I Directors (“Class I Directors”) shall serve for a term ending on the date of the first annual general meeting of shareholders following the Classifying Date, directors initially designated as Class II Directors (“Class II Directors”) shall serve for a term ending on the second annual general meeting of shareholders following the Classifying Date, and directors initially designated as Class III Directors (“Class III Directors”) shall serve for a term ending on the date of the third annual general meeting of shareholders following the Classifying Date. The Company shall ensure that the Shareholder Directors shall be allocated to the longest duration classes, unless otherwise directed by the Shareholder.

(d) The Company agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under the Companies Act (as revised)), to take all Necessary Action to effectuate the above by: (A) including the persons designated pursuant to this Section 2.01 in the slate of nominees recommended by the Board for election at any meeting of shareholders called for the purpose of electing directors, (B) nominating and recommending each such individual to be elected as a director as provided herein, (C) soliciting proxies or consents in favor thereof, and (D) without limiting the foregoing, otherwise using its reasonable best efforts to cause such nominees to be elected to the Board, including providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a director.

(e) At any time when the number of Directors that the Shareholder is entitled to nominate pursuant to this Section 2.01 is less than the number of Shareholder Directors on the Board, the Shareholder shall cause the required number of Shareholder Directors to resign from the Board or not stand for reelection on or prior to the Company’s next general meeting of shareholders at which directors of the Company are to be elected, and any vacancies resulting from such resignation shall be filled by the Board in accordance with the Articles of Association, the rules of the U.S. Securities Exchange Commission (the “SEC”) and the rules of the Exchange then in effect.

(f) For the avoidance of doubt, the rights granted to the Shareholder to designate members of the Board are additive to, and not intended to limit in any way, the rights that the Shareholder or any of its Affiliates may have to nominate, elect or remove directors under the Articles of Association or Cayman Islands law.

Section 2.02. Removal. So long as the Shareholder is entitled to designate one or more nominees pursuant to Section 2.01, the Shareholder shall have the right to remove any such director (with or without Cause (as such term is defined in the Articles of Association)), from time to time and at any time, from the Board, exercisable upon written notice to the Company.

Section 2.03. Vacancies. In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal (whether by the Shareholder or otherwise in accordance with the Articles of Association, as may be amended or restated from time to time) of a Shareholder Director, the Shareholder shall be entitled to designate an individual to fill the vacancy so long as the total number of persons that will serve on the Board as designees of the Shareholder immediately following the filling of such vacancy will not exceed the total number of persons the Shareholder is entitled to designate pursuant to Section 2.01 on the date of such replacement designation. The Company and the Shareholder shall take all Necessary Action to cause such replacement designee to become a member of the Board. Subject to the provisions of this Agreement, the Board may nominate additional Directors to the Board, or fill any vacancy on the Board, pursuant to the terms of the Articles of Association.

Section 2.04. Board Committees. As of the IPO Date, the Board has designated each of the following committees: an Audit and Risk Committee, a Leadership Development, Diversity and Compensation Committee and a Stakeholders Committee. For so long as the Shareholder has the right to designate at least one (1) Shareholder Director pursuant to Section 2.01, the Shareholder shall have the right, but not the obligation, to designate its pro rata share of the total number of members of each committee of the Board that is equal to the proportion that the number of Shareholder Directors bears to the total number of directors of the Company and the Board shall take Necessary Action to appoint such designee(s) to such committee; provided that the right of any Shareholder Director to serve on a committee shall be subject to applicable law and the Company’s obligation to comply with any applicable requirements of the Exchange.

Section 2.05. Actions Requiring Consent. For so long as the Shareholder and its Affiliates’ continue to beneficially own at least 10% of the Total Voting Power, the Company shall not take any affirmative action, or permit its Subsidiaries to take any action (including any action by the Board or any committee thereof), with respect to any of the following matters without the prior written approval of the Shareholder:

(a) entering into any transaction or series of transactions that would result in a Change of Control;

(b) any merger, consolidation, reorganization (including conversion) or any other Business Combination involving the Company or any of its subsidiaries;

(c) any liquidation, dissolution, receivership, commencement of bankruptcy, insolvency or similar proceedings with respect to the Company or any of its Subsidiaries;

(d) authorizing or issuing any Shares or any security or obligation that, by its terms, directly or indirectly, is convertible into or exchangeable or exercisable for Shares (collectively, “Convertible Securities”) and any option, warrant or other right to subscribe for, purchase or acquire Convertible Securities, other than (i) pursuant to any share plan, employee share purchase plan or equity incentive plan approved by the Board, (ii) in connection with the acquisition by the Company or any of its Subsidiaries of the securities, business, technology, property or other assets of another Person or pursuant to an employee benefit plan assumed by the Company or any of its Subsidiaries in connection with such acquisition, or the Company’s joint ventures, equipment leasing arrangements, debt financings or other strategic transactions; provided that the aggregate number of Shares (or Shares underlying Convertible Securities) issued or issuable over any 12-month period under this clause (ii) shall not exceed 10% of the total number of Shares in issue on the first day of such 12-month period, (iii) in connection with the exchange or conversion of Class B Ordinary Shares into Class A Ordinary Shares, as contemplated by the Articles of Association or (iv) in compliance with the Articles of Association;

(e) the acquisition, sale, conveyance, transfer or other disposition of any asset or business of the Company or any of its Subsidiaries, in one transaction or a series of related transactions, the aggregate consideration or fair value of which is greater than or equal to 20% of the Company’s net equity value on the date of such transaction, as determined by the Board in good faith;

(f) redeeming, repurchasing or otherwise acquiring any Shares or Convertible Securities of the Company (or any equivalent securities of its Subsidiaries), other than redemptions, repurchases or acquisitions of from employees, officers, directors, consultants or other Persons performing services for the Company or any of its Subsidiaries (or in connection with the cessation of such services) pursuant to agreements under which the Company or any of its Subsidiaries has the option to repurchase such Shares or Convertible Securities (or equivalents thereof) upon the occurrence of certain events, such as the termination of employment or service;

(g) paying or declaring any dividend or distribution on any Shares of the Company (or any equivalent securities or any of its Subsidiaries) except to the extent such payments are to the Company or one of its directly or indirectly wholly owned Subsidiaries;

(h) incurring, creating or assuming any indebtedness of the Company or any of its Subsidiaries in an amount greater than or equal to the Company’s net equity value in the aggregate on a consolidated basis;

(i) any material change in the strategic direction or scope of the Company’s business, as determined by the Board in good faith;

(j) any transaction or agreement (other than relating to the issuance or sale of Shares or Convertible Securities) between the Company and/or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate of the Company, on the other (excluding, in all cases, of the Shareholder);

(k) any determination or approval of the annual compensation of an officer and/or director of the Company (excluding, in all cases, of the Shareholder); or

(l) the adoption of a shareholders’ rights plan.

ARTICLE 3

CERTAIN COVENANTS AND AGREEMENTS

Section 3.01. Access; Information; Consultation. For so long as the Shareholder and its Affiliates continue to beneficially own at least 5% of the Total Voting Power:

(a) the Company shall, and shall cause its Subsidiaries to, (i) permit the Shareholder and its designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss and provide advice and direction concerning the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary, and (ii) furnish the Shareholder with such available financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as the Shareholder may reasonably request in the format and within such time periods as the Shareholder shall request.

The Company shall permit the Shareholder and its Representatives (as defined below) to discuss the affairs, finances and accounts of the Company and its Subsidiaries with, and to make proposals and furnish advice to, the Company’s senior management; provided, however, that in the case of each of clause (i) and (ii), the Company shall not be required to disclose any privileged information of the Company so long as the Company has used its best efforts to provide such information to the Shareholder without the loss of any such privilege, and notified the Shareholder that such information has not been provided; and

(b) the Shareholder shall be entitled to routinely consult with and advise the Company’s senior management with respect to the Company’s and its Subsidiaries’ business and financial matters, including management’s proposed annual operating plans, and, upon request by the Shareholder, members of the Company’s senior management will meet regularly (on a quarterly basis) during each year with the Shareholder (and/or its Representatives) at mutually agreeable times and locations for such consultation and advice, including to review progress in achieving said plans. The Company agrees to give due consideration to the advice given and any proposals made by the Shareholder.

Section 3.02. Confidentiality. (a) The Shareholder agrees that Confidential Information furnished and to be furnished to it has been and may in the future be made available in connection with the Shareholder’s investment in the Company. The Shareholder agrees that, in its capacity as a shareholder of the Company, it shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose (including to disadvantage competitively the Company or any of its Affiliates). The Shareholder further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i) to the Shareholder’s Representatives in the normal course of the performance of their duties or to any financial institution providing credit to such Shareholder;

(ii) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which the Shareholder is subject; provided that the Shareholder agrees to give the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Shareholder shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation));

(iii) to any regulatory authority to which the Shareholder or any of its Affiliates is subject; provided that such authority is advised of the confidential nature of such information; or

(iv) if the prior written consent of the Board shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or the Shareholder.

(b) “Confidential Information” means any information concerning the Company or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any such Persons in the possession of or furnished to the Shareholder (including by virtue of its present or former right to designate a director of the Company); provided that the term “Confidential Information” does not include information that (i) becomes known to the public through no fault of the Shareholder or its directors, officers, employees, stockholders, members, partners, agents, counsel, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”); (ii) was available or becomes available to the Shareholder before, on or after the date hereof, without restriction, from a source other than the Company, which source is (at the time of receipt of the relevant information) not, to the best of the Shareholder’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person; or (iii) is independently developed by the Shareholder without violating any confidentiality agreement with or other obligation of secrecy to the Company, and without reference to or use of any Confidential Information.

Section 3.03. Conflicting Agreements. Each of the Company and the Shareholder represents and agrees that it shall not grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the Company Securities, or enter into any agreement or arrangement of any kind with any Person with respect to any Company Securities, in each case that is inconsistent with the provisions of this Agreement. Each of the Company and the Shareholder agree that nothing hereunder shall require the Company to take any action that would breach the Articles of Association or applicable law and, to the extent of any inconsistency between this Agreement and the Articles of Association, the terms of the Articles of Association shall prevail.

Section 3.04. Corporate Opportunities. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its Subsidiaries, waives and renounces any right, interest or expectancy of the Company and/or its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to or business opportunities of which the Shareholder or any of its officers, directors, agents, shareholders, members, partners, Affiliates and Subsidiaries (other than the Company and its Subsidiaries) (each, a “Specified Party”) gain knowledge, even if the opportunity is competitive with the business of the Company or its Subsidiaries or one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty (statutory, fiduciary, contractual or otherwise) to communicate or offer such business opportunity to the Company and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its Subsidiaries for breach of any statutory, fiduciary, contractual or other duty, as a director or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present or communicate such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries. Notwithstanding anything in this Section 3.04 to the contrary, a Specified Party who is a director of the Company and who is offered a business opportunity for the Company or its Subsidiaries in his or her capacity solely as a director of the Company (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Company; provided, however, that all of the protections of this Section 3.04 shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including the ability of the Specified Parties to pursue or acquire such Directed Opportunity, directly or indirectly, or to direct such Directed Opportunity to another person.

Section 3.05. Stockholder Capacity. Notwithstanding anything to the contrary, nothing in this Agreement shall limit or restrict any party from discharging any fiduciary duty, if any, and nothing herein shall be interpreted to the contrary. This Agreement shall apply to the Shareholder solely in the Shareholder’s capacity as a holder or beneficial owner of voting securities of the Company. The Shareholder does not make any agreement or understanding in this Agreement in the Shareholder’s capacity as a director or officer of the Company or any of its Subsidiaries (if the Shareholder holds such office).

ARTICLE 4

MISCELLANEOUS

Section 4.01. Binding Effect; Assignability; Benefit. (a) Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. If the Shareholder ceases to beneficially own any Company Securities, it shall cease to be bound by the terms hereof (other than Sections 3.02, 4.02, 4.05, 4.06, 4.07, 4.09 and 4.10).

(b) Neither the Company nor the Shareholder shall assign or transfer all or any part of this Agreement without the prior written consent of the other party; provided, however, that the Shareholder shall be entitled to assign, in whole or in part, to any of its Permitted Assigns without such prior written consent. Any such Permitted Assignee that shall become a party to this Agreement shall (unless already bound hereby) execute and deliver to the Company an agreement to be bound by this Agreement in the form of Exhibit A hereto and shall thenceforth be deemed a “Shareholder.”

(c) If the spouse of the Shareholder is not a party to this Agreement and possesses or obtains an interest in such Shareholder’s Company Securities, including by reason of the application of the community property laws of any jurisdiction, such Shareholder shall promptly cause such spouse to (i) execute a Joinder Agreement and be bound by and subject to the terms of this Agreement as Shareholder, and (ii) deliver such Joinder Agreement to the Shareholder and the Company.

(d) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 4.02. Notices. All notices, requests and other communications to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission or email transmission so long as receipt of such email is requested and received:

if to the Company to:

Nu Holdings Ltd.

c/o Campbells Corporate Services Limited

Floor 4, Willow House, Cricket Square, KY1-9010

Grand Cayman, Cayman Islands

Attention: Legal Department

Email: [***]

with a copy to (which copy shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Byron B. Rooney

Fax: (212) 701-5658

Email: byron.rooney@davispolk.com

if to the Shareholder, to:

Rua California Ltd.

c/o Campbells Corporate Services Limited

Floor 4, Willow House, Cricket Square, KY1-9010

Grand Cayman, Cayman Islands

Attention: David Vélez Osorno

Email: [***]

All notices, requests and other communications (including those sent by electronic mail) shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmissions.

Any Permitted Assignee that becomes a Shareholder shall provide its address, fax number and email address to the Company.

Section 4.03. Term; Waiver; Amendment. (a) This Agreement shall terminate on the earlier to occur of: (i) such time as the Shareholder and its Affiliates collectively cease to beneficially own at least 5% of the Total Voting Power; (ii) the Shareholder and its Affiliates collectively cease to beneficially own any Company Securities; and (iii) upon the delivery of a written notice by the Shareholder to the Company requesting that this Agreement terminate (in each case, other than Sections 3.02, 4.02, 4.05, 4.06, 4.07, 4.09 and 4.10).

(b) This Agreement may be amended, waived or otherwise modified only by a written instrument executed by the parties hereto. In addition, any party may waive any provision of this Agreement with respect to itself by an instrument in writing executed by the party against whom the waiver is to be effective. Except as provided in the preceding sentences, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

Section 4.04. Fees and Expenses. All costs and expenses incurred in connection with the preparation of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

Section 4.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands.

Section 4.06. Jurisdiction. Each party hereto submits to the non-exclusive jurisdiction of the Cayman Islands courts for the purpose of any action arising out of or in relation to this Agreement. Each party agrees that, in any such action, it will not contest jurisdiction on the grounds that the Cayman Islands courts are an inconvenient forum or otherwise.

Section 4.07. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 4.08. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via facsimile, electronic mail (including ..pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Agreement. Each party hereto represents that it has undertaken commercially reasonable steps to verify the identity of each individual person executing any such counterparts via electronic signature on behalf of such party and has and will maintain sufficient records of the same. This Agreement shall become effective immediately prior to the closing of the IPO on the IPO Date; provided, that this Agreement shall be of no force and effect if the IPO has not been consummated within thirty (30) Business Days from the date of this Agreement. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 4.09. Entire Agreement. Together with the Articles of Association, this Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Articles of Association. This Agreement, together with the Articles of Association, supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

Section 4.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized directors or officers as of the day and year first above written.

THE COMPANY:

NU HOLDINGS LTD.

By:	/s/ Douglas Leone
	Name:	Douglas Leone
	Title:	Director

THE SHAREHOLDER:

RUA CALIFORNIA LTD.

By:	/s/ David Vélez Osorno
	Name:	David Vélez Osorno
	Title:	Director

DAVID VÊLEZ OSORNO

/s/ David Vélez Osorno

[Signature Page to Shareholder’s Agreement]

EXHIBIT A

JOINDER TO SHAREHOLDER’S AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Shareholder’s Agreement dated as of November 29, 2021 (as amended, amended and restated or otherwise modified from time to time, the “Shareholder’s Agreement”). Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholder’s Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Shareholder’s Agreement as of the date hereof and shall have all of the rights and obligations of a “Shareholder” thereunder as if it had executed the Shareholder’s Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholder’s Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ___________ ___, ______

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

Acknowledged by:

NU HOLDINGS LTD.

By:
Name:
Title: